UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2010

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On January 13, 2010, CryoPort, Inc. (the “Registrant”) entered into an agreement (“Agreement”) with Federal Express Corporation (“FedEx”).   Pursuant to the Agreement, the Registrant will lease to FedEx such number of the Registrant’s cryogenic shippers that FedEx shall, from time to time, order for its customers.  Under the Agreement, FedEx has the right to and shall, on a non-exclusive basis, promote, market and sell transportation of Registrant’s shippers and Registrant’s related value-added goods and services, such as Registrant’s data logger, web portal and planned CryoPort Express Smart Pak System.  All lease transactions shall be processed through the CryoPort Express Portal.

Pursuant to the Agreement, FedEx has agreed to pay Registrant (i) a fixed per lease transaction (generally measured as up to a maximum period of 14 days) fee per shipper leased, the amount of which will depend upon whether the shipper is being transported within a specific designated region or from one designated region to another designated region, and (ii) additional fees for any other goods or services ordered in connection with such lease transaction.  Under the Agreement, there is no requirement that FedEx lease a minimum number of cryogenic shippers from us during the term of the Agreement.

Under the Agreement, we are further obligated to establish and have operational shipper recycling centers in Asia, Europe and South America by October 31, 2010 and a second center in Asia by June 30, 2011.  Additionally, Registrant shall be responsible for supplying and recharging all shippers ordered by FedEx and for all recycling related to the shippers, and FedEx shall be responsible for all pickup, delivery and shipping.

The Agreement is effective on January 13, 2010 and, unless sooner terminated as provided in the Agreement, the term of the Agreement expires on December 31, 2012.  The Agreement also contains customary representations, warranties and indemnification obligations.

The Agreement will be filed as an exhibit with the Registrant’s next Form 10K filing for the period ended March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: January 20, 2010	By: /s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman